Exhibit 14(a)

2017 Text – Code of Ethics
Safety and Health
We work safely, and we watch out for each other. Our goal is for everyone to go home healthy, every day. We do not compromise on safety. We complete required training, and we report and correct unsafe situations.

We keep our workplace safe for the well-being of employees, customers, contractors and the public. We also keep our workplace and work sites free from violence and prohibit the inappropriate use of alcohol and drugs.

Our Employees
Our employees make this a great place to work. We work together as a team, and everyone contributes to our success. We recognize and reward performance.

We treat each other with fairness, respect and dignity. We value and encourage different ideas and points of view. Inclusion and diversity are strengths that unlock our full potential.

We are an equal opportunity employer. We do not tolerate inappropriate conduct, intimidation, harassment or discrimination on any basis, including race, color, religion, sex, national origin, age, disability, veteran status, genetic information, sexual orientation, or gender identity or expression.

Our Relationships
We are known for the quality and value of our customer service. We tell the truth, keep our promises and deal fairly and ethically with others. Our goal is to establish and maintain relationships built on trust.

This goal guides all our business decisions. It extends to our customers, employees, vendors, contractors, regulators, stockholders and neighbors. We work to preserve the highest standards of integrity and objectivity. We expect our business partners to operate with ethical standards and values similar to our own.

The Environment
We take our environmental compliance responsibilities seriously. We support environmental stewardship efforts that protect and preserve our natural resources. The communities we serve are also home to our families and we strive to make them better.

Compliance with Laws and Regulations
Our reputation for doing the right thing is a valuable asset.

We respect and comply with all laws and regulations. We also comply with company policies and the Code of Ethics.  We provide training and resources to meet these expectations.

Financial Integrity
We are prudent with company funds. All business records and accounts will be complete, accurate and based on proper accounting principles. The records will be maintained as required by law and company policies. Any attempt to conceal, omit or make false entries in the records will not be tolerated.

We maintain appropriate internal controls to prevent and detect fraud. We will make full, fair, correct and timely disclosures in financial reports and other public communications.

Conflict of Interest
We avoid conflicts of interest. Our goal is to avoid even the appearance of a conflict between our work and personal interests.

Company resources are for business purposes and company-approved activities. We do not use our position, company resources or information for personal benefit. We do not compete with the company using personal or outside businesses. Any potential conflicts of interest must be disclosed promptly to management.

Gifts and Entertainment
We do not approve, accept or offer gifts, entertainment, or other favors unless they are a part of a reasonable business relationship. We use good judgment in offering hospitality to others to help preserve our reputation and that of our business partners. All gifts or entertainment given or accepted must be in compliance with all applicable laws and company policy.

Competitive Practices
We compete fairly, and vigorously, on the basis of price, superior service and value. We do not restrain trade, competition, prices, terms or markets.

We market, advertise and collect market data, fairly and honestly.

Confidential Information
We respect and protect the confidential information of our company, customers, employees, vendors and partners. We do not use confidential information in ways that conflict with laws, regulations or contracts.

We comply with copyright, patent and trademark rights.

Political Activities
We value and encourage citizenship. Employees have the freedom to choose whether or not to support political candidates, parties or positions, or to engage in political activities. The company will not tolerate pressuring employees to participate in political activities. Company resources will not be used to support political candidates, parties or committees unless permitted by law and company policy, and when approved in advance by executive management.

We do not offer or provide gifts or entertainment of any type, including meals and transportation, to any government employee or public official in the United States or internationally unless doing so is appropriate and legal. We never offer bribes or kickbacks.

Federal and state rules regarding gifts and entertainment for public officials and government employees can vary widely. This is also true when dealing with international businesses.

Duty to Act
All employees have a duty to act. We must promptly report any suspected violation of this Code, company policies or any applicable laws or regulations.

There are many ways employees can report issues – even anonymously. We investigate concerns and take appropriate action. Employees are expected to cooperate in investigations. The company does not tolerate retaliation in any form, against anyone who fulfills their duty to act.

Issues about questionable accounting practices, violations of internal accounting controls or auditing matters may be reported directly to the Southern Company Audit Committee.

Conclusion
Ethics means more than just obeying laws and following policies. It means taking personal responsibility to speak out when we see a possible violation of the Code.

Our Values and Code of Ethics challenge us to inspire and help others to act ethically. We should make the most of every opportunity to model the values and behavior that make this a great place to work.

This Code of Ethics applies to all employees, officers and board members of Southern Company, its subsidiaries and affiliates.

Annually, all employees are required to certify they received, read and will abide by the Code of Ethics, including their duty to act.

No waivers of the provisions of this Code of Ethics may be granted to board members, officers or employees without authorization from the appropriate compliance officer or in certain circumstances the Southern Company Board of Directors. Waivers will be disclosed as required by applicable law, regulation or rule.

This Code of Ethics is a statement of policies for individual and business conduct and does not create any contractual right to current or future employment, employee benefits, or other terms and conditions of employment.